UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                         CHEQUEMATE INTERNATIONAL, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


                                    164126104
                                 (CUSIP Number)


                                 March 24, 2000
             (Date of Event which Requires Filing of this Statement)

                Check the appropriate box to designate the rule
                   pursuant to which this Schedule is filed:
                               [ ]  Rule 13d-1(b)
                               [X]  Rule 13d-1(c)
                               [ ]  Rule 13d-1(d)

----------------------------------------                ------------------------
          CUSIP No. 164126104                              Page 2 of 11 Pages
----------------------------------------                ------------------------


================================================================================
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

          Augustine Fund, L.P.
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               0 shares
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              230,542 shares
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              0 shares
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                230,542 shares
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          230,542 shares
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
================================================================================

----------------------------------------                ------------------------
          CUSIP No. 164126104                              Page 2 of 11 Pages
----------------------------------------                ------------------------


================================================================================
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

          Augustine Fund, L.P.
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               0 shares
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              230,542 shares
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              0 shares
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                230,542 shares
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          230,542 shares
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
================================================================================

----------------------------------------                ------------------------
          CUSIP No. 164126104                              Page 3 of 11 Pages
----------------------------------------                ------------------------


================================================================================
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

          Augustine Capital Management, LLC
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               0 shares
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              230,542 shares
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              0 shares
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                230,542 shares
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          230,542 shares
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          CO
================================================================================

----------------------------------------                ------------------------
          CUSIP No. 164126104                              Page 4 of 11 Pages
----------------------------------------                ------------------------


================================================================================
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

          John T. Porter
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               0 shares
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              230,542 shares
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              0 shares
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                230,542 shares
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          230,542 shares
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
================================================================================

----------------------------------------                ------------------------
          CUSIP No. 164126104                              Page 2 of 11 Pages
----------------------------------------                ------------------------


================================================================================
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

          Brian D. Porter
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               0 shares
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              230,542 shares
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              0 shares
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                230,542 shares
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          230,542 shares
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
================================================================================

----------------------------------------                ------------------------
          CUSIP No. 164126104                              Page 6 of 11 Pages
----------------------------------------                ------------------------


================================================================================
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

          Thomas Duszynski
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               0 shares
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              230,542 shares
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              0 shares
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                230,542 shares
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          230,542 shares
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
================================================================================

----------------------------------------                ------------------------
          CUSIP No. 164126104                              Page 7 of 11 Pages
----------------------------------------                ------------------------


================================================================================
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

          David R. Asplund
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               0 shares
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              230,542 shares
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              0 shares
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                230,542 shares
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          230,542 shares
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
================================================================================

----------------------------------------                ------------------------
          CUSIP No. 164126104                              Page 8 of 11 Pages
----------------------------------------                ------------------------


Item 1(a) Name of Issuer:

          Chequemate International, Inc.

Item 1(b) Address of Issuer's Principal Office:

          124 Ferry Street SW
          Albany, OR 97321

Item 2(a) Name of Person Filing:

          Augustine Fund, L.P.
          Augustine Capital Management, LLC
          John T. Porter
          Brian D. Porter
          Thomas Duszynski
          David R. Asplund

Item 2(b) Address of Principal Business Office or, if none, Residence:

          The business address of each person filing is 141 West Jackson Boulevard, Suite 2182, Chicago, Illinois 60606.

Item 2(c) Citizenship:

          Augustine Fund, L.P. is an Illinois limited partnership.
          Augustine Capital Management, LLC is an Delaware limited liability company.
          John T. Porter, Brian D. Porter, Thomas Duszynski and David R. Asplund are all United States citizens and residents of the State of Illinois.

Item 2(d) Title of Class of Securities:

          Common Stock.

Item 2(e) CUSIP Number:

          164126104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          Not applicable.

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          CUSIP No. 164126104                              Page 9 of 11 Pages
----------------------------------------                ------------------------



Item 4.   Ownership

          Augustine Fund, L.P. ("Augustine Fund") may be deemed to share power to vote and dispose of the shares owned of record with its general partner Augustine Capital Management, LLC ("Augustine Capital") and with the controlling members, directors and officers of Augustine Capital, all of whom at the time of the events described in this filing were John T. Porter, Brian D. Porter, Thomas Duszynski and David R. Asplund. Such shares may be deemed to be beneficially owned by any or all of Augustine Fund, Augustine Capital, John T. Porter, Brian D. Porter, Thomas Duszynski and David R. Asplund (collectively, the "Group Members").

          (a)  Amount Beneficially Owned:

               The Group Members beneficially own 230,542 shares.

          (b)  Percent of Class:

               The Group Members beneficially own 0.4% of the class.

          (c) Each of the Group Members has the number of shares listed below as to which such Group Member has:

               (i)   sole power to vote or direct the vote:                    0

               (ii)  shared power to vote or direct the vote:            230,542

               (iii) sole power to dispose or direct the disposition of:       0

               (iv)  shared power to dispose or direct the disposition
                     of:                                                 230,542

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

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          CUSIP No. 164126104                              Page 10 of 11 Pages
----------------------------------------                ------------------------



Item 8.   Identification and Classification of Members of the Group

          The Group Members are the members of the group filing this Schedule
          13G.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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          CUSIP No. 164126104                              Page 11 of 11 Pages
----------------------------------------                ------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 14, 2002


                                              AUGUSTINE FUND, L.P.

                                              By: /s/ Thomas Duszynski

                                              Its:  Chief Financial Officer


                                              AUGUSTINE CAPITAL MANAGEMENT, LLC

                                              By: /s/ Thomas Duszynski

                                              Its:  Chief Financial Officer


                                              JOHN T. PORTER

                                              /s/ John Porter


                                              BRIAN D. PORTER

                                              /s/ Brian D. Porter


                                              THOMAS DUSZYNSKI

                                              /s/ Thomas Duszynski


                                              DAVID R. ASPLUND

                                              /s/ David R. Asplund